CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference therein of our report dated August 23, 2019 on the financial statements and financial highlights of the Hussman Investment Trust, comprised of Hussman Strategic Growth Fund, Hussman Strategic Total Return Fund, and Hussman Strategic International Fund, included in the Annual Report to Shareholders for the fiscal year ended June 30, 2019, in Post-Effective Amendment Number 34 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-35342), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

October 28, 2019